                                                      --------------------------
                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                                                        OMB Number: 3235-0145
                       WASHINGTON, D.C. 20549         --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                      Estimated average burden
                             SCHEDULE 13G             hours per response...11
                                                      --------------------------
                            (RULE 13d-102)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
         RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                   FILED PURSUANT TO RULE 13d-2(b)

                          (AMENDMENT NO. 2 )*

                          NETWORK ENGINES, INC.
--------------------------------------------------------------------------------
                            (Name of Issuer)

                   COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                     (Title of Class of Securities)

                               64121A 10 7
            --------------------------------------------------------
                             (CUSIP Number)

                            DECEMBER 31, 2002
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   /X/       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 64121A 10 7                    13G                 PAGE 2 of 20 PAGES
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Venture Partners, L.P.
     04-3458591
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              6,163,227 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              6,163,227 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    6,163,227 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.7%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64121A 10 7                   13G                  PAGE 3 of 20 PAGES
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Venture Management, LLC
     04-3458587
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              6,163,227 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              6,163,227 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    6,163,227 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.7%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64121A 10 7                   13G                  PAGE 4 of 20 PAGES
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Venture Partners II, L.P.
     04-3263775
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              6,163,227 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              6,163,227 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    6,163,227 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.7%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64121A 10 7                   13G                  PAGE 5 of 20 PAGES
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Venture Management II, L.P.
     04-3262868
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              6,163,227 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              6,163,227 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    6,163,227 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.7%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64121A 10 7                   13G                  PAGE 6 of 20 PAGES
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Management SBIC Corp.
     04-3262812
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Massachusetts
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              6,163,227 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              6,163,227 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    6,163,227 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.7%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64121A 10 7                   13G                  PAGE 7 of 20 PAGES
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Venture Partners III, L.P.
     04-3483908
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              6,163,227 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              6,163,227 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    6,163,227 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.7%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64121A 10 7                   13G                  PAGE 8 of 20 PAGES
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Ascent Venture Management III, LLC
     04-3483905
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              6,163,227 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              6,163,227 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    6,163,227 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.7%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64121A 10 7                   13G                  PAGE 9 of 20 PAGES
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Christopher W. Dick
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              6,163,227 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              6,163,227 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    6,163,227 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.7%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64121A 10 7                   13G                 PAGE 10 of 20 PAGES
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Christopher W. Lynch
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         23,049 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              6,163,227 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              23,049 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              6,163,227 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    6,186,276 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    17.7%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64121A 10 7                   13G                 PAGE 11 of 20 PAGES
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Frank M. Polestra
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     United States
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         183,694 shares
With:                      ----------------------------------------------------
                           6. Shared Voting Power

                              6,163,227 shares
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              183,694 shares
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              6,163,227 shares
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    6,346,921 shares
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    18.2%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64121A 10 7                   13G                 PAGE 12 of 20 PAGES
         --------------

                                    SCHEDULE 13G

Item 1.

     (a)   NAME OF ISSUER: Network Engines, Inc.

     (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
           25 Dan Road, Canton, MA 02021

Item 2(a). NAMES OF PERSONS FILING: (1) Ascent Venture Partners, L.P.; (2)
           Ascent Venture Management, LLC (the sole general partner of Ascent Venture Partners, L.P.); (3) Ascent Venture Partners II, L.P.; (4) Ascent Venture Management II, L.P. (the sole general partner of Ascent Venture Partners II, L.P.); (5) Ascent Management SBIC Corp. (the sole general partner of Ascent Venture Management II, L.P.); (6) Ascent Venture Partners III, L.P.; (7) Ascent Venture Management III, LLC (the sole general partner of Ascent Venture Partners III, L.P.); and (8) Christopher W. Dick, Christopher W. Lynch and Frank M. Polestra (the managing members of Ascent Venture Management, LLC, the stockholders of Ascent Management SBIC Corporation and the managing members of Ascent Venture Management III, LLC).

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The
           address of the principal business office of each of Ascent Venture Partners, L.P.; Ascent Venture Management, LLC; Ascent Venture Partners II, L.P.; Ascent Venture Management II, L.P.; Ascent Management SBIC Corp.; Ascent Venture Partners III, L.P.; Ascent Venture Management III, LLC; Christopher W. Dick; Christopher W. Lynch and Frank M. Polestra is 255 State Street, 5th Floor, Boston, MA 02109.

Item 2(c). CITIZENSHIP: Each of Ascent Venture Partners, L.P., Ascent Venture
           Partners II, L.P., Ascent Venture Management II, L.P. and Ascent Venture Partners III, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Ascent Venture Management, LLC and Ascent Venture Management III, LLC is a Delaware limited liability company. Ascent Management SBIC Corp. is a Massachusetts S-corporation. Each of Christopher W. Dick, Christopher W. Lynch and Frank M. Polestra is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share
           (the "Common Stock"), warrants for Common Stock, and options for Common Stock.

Item 2(e). CUSIP NUMBER:  64121A 10 7

CUSIP NO. 64121A 10 7                   13G                 PAGE 13 of 20 PAGES
         --------------

Item 4. OWNERSHIP.

        (a) Amount Beneficially Owned:

        As of December 31, 2002, Ascent Venture Partners, L.P. was the record holder of 888,743 shares of Common Stock (the "Ascent Shares") and warrants for 180,375 shares of Common Stock exercisable within sixty days thereof (the "Ascent Warrants"); Ascent Venture Partners II, L.P. was the record holder of 3,662,756 shares of Common Stock (the "Ascent II Shares") and warrants for 721,500 shares of Common Stock exercisable within sixty days thereof (the "Ascent II Warrants"); Ascent Venture Partners III, L.P. was the record holder of 709,220 shares of Common Stock (the "Ascent III Shares"); Ascent Management SBIC Corp. was the record holder of 633 shares of Common Stock (the "SBIC Shares"); Christopher W. Lynch was the record holder of 23,049 shares of Common Stock (the "Lynch Shares"); and Frank M. Polestra was the record holder of 115,177 shares of Common Stock (the "Polestra Shares") and options for 27,500 shares of Common Stock exercisable within sixty days thereof (the "Polestra Options").

        By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, managing members and stockholders, as the case may be, each of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P. and Ascent Venture Partners III, L.P. may be deemed to beneficially own and share the power to direct the disposition and vote of the Ascent Shares, Ascent Warrants, Ascent II Shares, Ascent II Warrants, SBIC Shares and Ascent III Shares for an aggregate of 6,163,227 shares (the "Record Shares").

        Each of Ascent Venture Management, LLC (as sole general partner of Ascent Venture Partners, L.P.), Ascent Venture Management II, L.P. (as sole general partner of Ascent Venture Partners II, L.P.), Ascent Management SBIC Corp. (as sole general partner of Ascent Venture Management II, L.P.) and Ascent Venture Management III, LLC (as sole general partner of Ascent Venture Partners III, L.P.) may also be deemed to beneficially own the Record Shares.

        As a managing member of Ascent Venture Management, LLC and Ascent Venture Management III, LLC, and as a stockholder of Ascent Management SBIC Corp., Christopher W. Dick may be deemed to beneficially own the Record Shares.

        As a managing member of Ascent Venture Management, LLC and Ascent Venture Management III, LLC, and as a stockholder of Ascent Management SBIC Corp., Christopher W. Lynch may be deemed to beneficially own the Record Shares and the Lynch Shares, for an aggregate of 6,186,276 shares.

        As a managing member of Ascent Venture Management, LLC and Ascent Venture Management III, LLC, and as a stockholder of Ascent Management SBIC Corp., and as a General Partner of Le Serre, a Massachusetts partnership ("Le Serre"), Frank M. Polestra may be deemed to beneficially own the Record Shares, the Polestra Shares, the Polestra

CUSIP NO. 64121A 10 7                   13G                 PAGE 14 of 20 PAGES
         --------------

        Options and the 41,017 shares of Common Stock held of record by Le Serre, for an aggregate of 6,346,921 shares.

        Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of his or its pecuniary interest therein, if any, and except in the case of the shares, warrants or options that such reporting person owns beneficially as set forth above, of any shares of Common Stock of Network Engines, Inc.

    (b) Percent of Class:

        Ascent Venture Partners, L.P.            17.7%
        Ascent Venture Management, LLC           17.7%
        Ascent Venture Partners II, L.P.         17.7%
        Ascent Venture Management II, L.P.       17.7%
        Ascent Management SBIC Corp.             17.7%
        Ascent Venture Partners III, L.P.        17.7%
        Ascent Venture Management III, LLC       17.7%
        Christopher W. Dick                      17.7%
        Christopher W. Lynch                     17.7%
        Frank M. Polestra                        18.2%

        The foregoing percentages are calculated based on the 33,995,512 shares of Common Stock of Network Engines, Inc. outstanding as of January 17, 2003 as reported in the issuer's Definitive Proxy Statement filed with the SEC on January 28, 2003.

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

              Christopher W. Lynch                      23,049
              Frank M. Polestra                        183,694

              0 shares for each other reporting person

         (ii) shared power to vote or to direct the vote:

              6,163,227 shares for each reporting person

        (iii) sole power to dispose or direct the disposition of:

              Christopher W. Lynch                     23,049
              Frank M. Polestra                       183,694

              0 shares for each other reporting person

         (iv) shared power to dispose or direct the disposition of:

CUSIP NO. 64121A 10 7                   13G                 PAGE 15 of 20 PAGES
         --------------

                 6,163,227 shares for each reporting person

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G (AMENDMENT NO. 1) DATED AS OF FEBRUARY 11, 2002 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF NETWORK ENGINES, INC. REMAIN UNCHANGED.

CUSIP NO. 64121A 10 7                   13G                 PAGE 16 of 20 PAGES
         --------------

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Date: February 11, 2003

ASCENT VENTURE PARTNERS, L.P.

By: Ascent Venture Management, LLC

By: /s/ Christopher W. Dick
    -------------------------------------------------
    Christopher W. Dick, Managing Member

ASCENT VENTURE MANAGEMENT, LLC

By: /s/ Christopher W. Dick
    -------------------------------------------------
    Christopher W. Dick, Managing Member

ASCENT VENTURE PARTNERS II, L.P.

By: Ascent Venture Management II, L.P.
By: Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
    -------------------------------------------------
    Christopher W. Dick, Vice President

ASCENT VENTURE MANAGEMENT II, L.P.

By: Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
    -------------------------------------------------
    Christopher W. Dick, Vice President

ASCENT MANAGEMENT SBIC CORP.

By: /s/ Christopher W. Dick
    -------------------------------------------------
    Christopher W. Dick, Vice President

CUSIP NO. 64121A 10 7                   13G                 PAGE 17 of 20 PAGES
         --------------

ASCENT VENTURE PARTNERS III, L.P.

By: Ascent Venture Management III, LLC

By: /s/ Christopher W. Dick
    -------------------------------------------------
    Christopher W. Dick, Managing Member

ASCENT VENTURE MANAGEMENT III, LLC

By: /s/ Christopher W. Dick
    -------------------------------------------------
    Christopher W. Dick, Managing Member

/s/ Christopher W. Dick
-----------------------------------------------------
Christopher W. Dick

/s/ Christopher W. Lynch
-----------------------------------------------------
Christopher W. Lynch

/s/ Frank M. Polestra
-----------------------------------------------------
Frank M. Polestra

CUSIP NO. 64121A 10 7                   13G                 PAGE 18 of 20 PAGES
         --------------

                                  Exhibit Index

         EXHIBIT NO.                DESCRIPTION                   PAGE NO.
         ----------                 -----------                   --------
            1                       Agreement of Joint Filing        19

CUSIP NO. 64121A 10 7                   13G                 PAGE 19 of 20 PAGES
         --------------

                                                                      EXHIBIT 1

                            AGREEMENT OF JOINT FILING

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Network Engines, Inc.

         EXECUTED this 11th day of February, 2003.

ASCENT VENTURE PARTNERS, L.P.

By: Ascent Venture Management, LLC

By: /s/ Christopher W. Dick
    -----------------------------------------------
    Christopher W. Dick, Managing Member

ASCENT VENTURE MANAGEMENT, LLC

By: /s/ Christopher W. Dick
    -----------------------------------------------
    Christopher W. Dick, Managing Member

ASCENT VENTURE PARTNERS II, L.P.

By: Ascent Venture Management II, L.P.
By: Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
    -----------------------------------------------
    Christopher W. Dick, Vice President

ASCENT VENTURE MANAGEMENT II, L.P.

By: Ascent Management SBIC Corp.

By: /s/ Christopher W. Dick
    -----------------------------------------------
    Christopher W. Dick, Vice President

ASCENT MANAGEMENT SBIC CORP.

By: /s/ Christopher W. Dick
    -----------------------------------------------
    Christopher W. Dick, Vice President

CUSIP NO. 64121A 10 7                   13G                 PAGE 20 of 20 PAGES
         --------------

ASCENT VENTURE PARTNERS III, L.P.

By: Ascent Venture Management III, LLC

By: /s/ Christopher W. Dick
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    Christopher W. Dick, Managing Member

ASCENT VENTURE MANAGEMENT III, LLC

By: /s/ Christopher W. Dick
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    Christopher W. Dick, Managing Member

/s/ Christopher W. Dick
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Christopher W. Dick

/s/ Christopher W. Lynch
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Christopher W. Lynch

/s/ Frank M. Polestra
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Frank M. Polestra



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